Exhibit 3.8

ASSIGNMENT OF SELLING AGREEMENTS

This Assignment of Selling Agreements (this “ASSIGNMENT”) is made effective as of the 30th day of April, 2012, by and between Synergy Investment Group, LLC (“SYNERGY”) and BFP Securities, LLC (“BFPS”).

WHEREAS, Synergy and BFPS are each registered with the Securities and Exchange Commission as a broker-dealer under the Securities Exchange Act of 1934 and are each member firms of the Financial Industry Regulatory Authority, Inc.;

WHEREAS, Synergy and Zurich American Life Insurance Company (“ZALICO”) are parties to a Principal Underwriter Agreement effective on February 3, 2009 (the “Underwriter Agreement”), whereunder Synergy acts as a principal underwriter of the Scudder DestinationsSM and Farmers VA I variable annuity contracts (the “Contracts”), each of which was issued by ZALICO through the ZALICO Variable Annuity Separate Account; and

WHEREAS, as principal underwriter of the Contracts, Synergy or its predecessor in interest entered into various Selling Group Agreements (each an “AGREEMENT” and, collectively, the “AGREEMENTS”) in substantially the same form as Exhibit A hereto, with the Broker-Dealers listed on Exhibit B hereto, which AGREEMENTS contain the terms and conditions relating to the sale of the Contracts by the Broker-Dealers; and

WHEREAS, Synergy and ZALICO have terminated or will terminate the Underwriter Agreement, by mutual agreement, as it relates to the Contracts;

WHEREAS, Synergy desires to assign its rights and responsibilities under the AGREEMENTS with respect to the Contracts to BFPS, and BFPS wishes to assume those rights and responsibilities;

WHEREAS, ZALICO and BFPS have entered into a Principal Underwriter Agreement pursuant to which BFPS acts as a principal underwriter for the Contracts;

NOW, THEREFORE, IN CONSIDERATION of the promises and the mutual covenants of the parties, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.	Pursuant to the provisions of Section 11 of the Underwriter Agreement, Synergy does hereby transfer, assign and convey all of its rights, title and interest in the AGREEMENTS to BFPS, and, from and after the effective date of this ASSIGNMENT, BFPS hereby agrees to be bound by all the terms of the AGREEMENTS in every way as if it were an original party thereto.

2.	BFPS replaces Synergy as the principal underwriter for the Contracts from and after the effective date of this ASSIGNMENT.

3.	The rates, commissions, terms and conditions of the AGREEMENTS, and any schedules, underwriting guidelines, exhibits, amendments or endorsements thereto, are not changed by this ASSIGNMENT, except as explicitly provided herein.

4.	From and after the effective date of this ASSIGNMENT, BFPS shall be obligated under the AGREEMENTS for all matters arising from events or transaction occurring after the effective date of this ASSIGNMENT for which Synergy would be obligated in the absence of the assignment and assumption hereunder and shall perform the obligations of Synergy that are enumerated under the AGREEMENTS arising from events or transactions occurring after the effective date of this ASSIGNMENT.

5.	Synergy shall indemnify, defend, save and hold harmless BFPS from and against any and all liabilities, expenses, costs, damages, taxes, interest, claims, obligations, deficiencies, penalties and/or losses of any nature whatsoever resulting from or arising out of any matter pre-dating the effective date of this ASSIGNMENT resulting from the actions or inactions of Synergy and/or ZALICO or any action brought under the AGREEMENTS or any amendments thereto.

6.	BFPS shall indemnify, defend, save and hold harmless Synergy from and against any and all liabilities, expenses, costs, damages, taxes, interest, claims, obligations, deficiencies, penalties and/or losses of any nature whatsoever resulting from or arising out of any matter that occurs on or after the effective date of this ASSIGNMENT resulting from the actions or inactions of BFPS or any action brought under the AGREEMENTS or any amendments thereto.

7.	Synergy represents and warrants to BFPS that each of the AGREEMENTS assigned hereunder is in all material respects identical to the Selling Group Agreement attached hereto as Exhibit A. Except as the parties hereto may otherwise agree in writing, within ten (10) business days following the effective date of this ASSIGNMENT, Synergy shall deliver to BFPS a legible photocopy of each AGREEMENT assigned hereunder.

8.	Each of Synergy and BFPS hereby agrees to execute and deliver such documents, and to take such other actions, as may be reasonably requested by the other party hereto in order to evidence or give effect to the transactions contemplated by this ASSIGNMENT.

9.	No cash, royalty or other consideration shall be payable by any party hereto in connection with the assignment or the performance by any party of its obligations under this ASSIGNMENT.

10.	This ASSIGNMENT shall inure to the benefit of and be binding upon the respective successors and assigns of Synergy and BFPS.

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IN WITNESS WHEREOF, each of the parties hereto has caused this ASSIGNMENT to be executed by its duly authorized officer on the date set forth below.

SYNERGY INVESTMENT GROUP, LLC		BFP SECURITIES, LLC
By:	/s/ Jeffrey D. Jones	By:	/s/ Daniel F. Nickel
Name:	Jeffrey D. Jones	Name:	Daniel F. Nickel
Title:	President	Title:	President
Date:	4/30/12	Date:	4/30/2012

ASSIGNMENT OF SELLING AGREEMENTS

Exhibit A

Form of Selling Group Agreement

ASSIGNMENT OF SELLING AGREEMENTS

Exhibit B

Selling Broker-Dealers